Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for Fourth Quarter and Full Year 2022

LOS ANGELES, CA – (BUSINESS WIRE) – February 10, 2023 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ Capital Market: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “Broadway” or “City First Broadway”), reported consolidated net earnings of $1.5 million, or $0.02 per diluted share, for the fourth quarter of 2022, compared to consolidated net loss of $1.4 million, or ($0.02) per diluted share, for the fourth quarter of 2021.

During the fourth quarter of 2022 net interest income increased by $2.7 million, or 42.5%, to $9.0 million compared to the fourth quarter of 2021.  The increase primarily resulted from higher rates earned and higher average balances of loans and investment securities.  The increase in the investment portfolio was primarily due to the investment of the proceeds from the Company's sale of $150 million of Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) to the United States Department of the Treasury (the U.S. Treasury”) on June 7, 2022, as part of the Emergency Capital Investment Program.  The Company had a decrease in non-interest expense of $2.3 million during the fourth quarter of 2022, compared to the same period in 2021, primarily due to $2.0 million of non-recurring data conversion costs in the fourth quarter of 2021 that were incurred as a follow-up to the merger of Broadway and CFBanc Corporation (“CFB”) on April 1, 2021 (the “Merger”).  Partially offsetting these improvements was an increase in the loan loss provision of $674 thousand in the fourth quarter of 2022, compared to the fourth quarter of 2021, due to growth in the loan portfolio.

For the year ended December 31, 2022, the Company reported net earnings of $5.6 million, or $0.08 per diluted share, compared to a net loss of $4.1 million, or ($0.07) per diluted share, for the year ended December 31, 2021, which was significantly impacted by Merger-related costs of $5.6 million ($4.2 million net of tax) and $2.4 million of data conversion costs in 2021.  The Company’s results for the year ended December 31, 2021 reflect the consolidated operations of CFB after the Merger.

Fourth Quarter 2022 Highlights:

•	Total interest income increased by $3.5 million, or 48.4%, compared to the fourth quarter of 2021.
•	Net interest margin increased by 76 basis points to 3.26% for the fourth quarter of 2022 compared to 2.50% for the fourth quarter of 2021.
•	Total loans receivable increased by $119.5 million to $768.0 million at December 31, 2022, representing an increase of 18.4% since December 31, 2021.
•	Total assets increased $90.8 million to $1.2 billion at December 31, 2022, representing an increase of 8.3% since December 31, 2021.
•
Total stockholders’ equity increased by $138.5 million, or 98.2%, to $279.5 million, compared to $141.0 million at December 31, 2021.  The increase is largely the result of the private placement of $150.0 million of Series C Preferred Stock in June of 2022, offset by a decrease in the market value of the Company’s investment securities due to increases in interest rates.

Chief Executive Officer, Brian Argrett commented, “Calendar 2022 marked the first full year of combined results for City First Broadway, and I am pleased to report strong results across multiple measures of performance throughout the year, validating the benefits of the merger of Broadway and CFBanc Corporation, and reflecting the dedicated work of our talented teammates throughout the organization.  Total interest income and net interest income have increased in each of the seven quarters since the Merger.  In addition, pre-tax income, net income, and earnings per share increased during each quarter of 2022 compared to the comparable quarters of 2021, post the closing of the Merger. These results were supported by improving net interest margins throughout the year and strong loan originations, which exceeded $273 million.  Our annual pre-tax profit of $8.1 million and total loan originations in 2022 represented the largest annual pre-tax profit and loans originations ever generated by the Company.

“Looking forward, we are optimistic about our prospects and ability to capture additional benefits from the enhanced scale, efficiencies, and opportunities of the Company.  We intend to continue deploying the $150 million of new equity capital that we raised in June this past year to invest in and grow our business, improve the Company’s returns, and deliver on our mission and commitment to serve the financial needs of low-to-moderate income communities within our markets.”

Net Interest Income

Net interest income before loan loss provision for the fourth quarter of 2022 totaled $9.0 million, representing an increase of $2.7 million, or 42.5%, over net interest income before loan loss provision of $6.3 million for the fourth quarter of 2021.  The increase resulted from additional interest income, primarily generated from growth of $93.5 million in average interest-earning assets during the fourth quarter of 2022, compared to the fourth quarter of 2021.  Also, the net interest margin increased to 3.26% for the fourth quarter of 2022, compared to 2.50% for the fourth quarter of 2021, primarily due to an increase of 102 basis points in the average yield earned on interest-earning assets due to higher rates earned on loans and investments in the increasing rate environment.  This increase was offset in part by an increase in the average cost of funds, which increased to 0.75% for the fourth quarter of 2022 from 0.36% for the fourth quarter of 2021, due to higher rates paid on deposits and borrowings after two rate increases by the Federal Open Market Committee of the Federal Reserve (the “Federal Reserve”) during the fourth quarter of 2022.  The balance of the increase in the net interest margin was attributable to the investment of the proceeds from the sale of the Series C Preferred Stock, which increased interest earning assets without any associated interest cost.

Net interest income before loan loss provision for the year ended December 31, 2022 totaled $32.9 million, representing an increase of $11.9 million, or 56.5%, over net interest income before loan loss provision of $21.0 million for the year ended December 31, 2021.  The increase was attributable to additional interest income earned on growth of $211.5 million in average interest earning assets.  The net interest margin increased to 3.05% for the year ended 2022 from 2.42% for year ended 2021, primarily due to an improvement of 50 basis points in the average yield earned on average interest-earning assets.  Also, the average cost of funds decreased to 0.40% for the year ended 2022 from 0.47% for the year ended 2021, due to the pay down of subordinated debt in late 2021 and higher rate borrowings from the Federal Home Loan Bank (the "FHLB") of San Francisco in the first quarter of 2022, which more than offset higher rates paid on deposits and other borrowings, particularly during the third and fourth quarters of 2022, after the rate increases by the Federal Reserve.  The balance of the increase in the net interest margin was attributable to the investment of the proceeds from the sale of the Series C Preferred Stock, which increased interest earning assets without any associated interest cost.

The following tables set forth the average balances, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.  We do not accrue interest on loans on non-accrual status, but the balance of these loans is included in the total average balance of loans receivable, which has the effect of reducing average loan yields.

	For the Three Months Ended
	December 31, 2022			December 31, 2021
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$32,500	$211	2.60%	$223,349	$95	0.17%
Securities	329,036	2,180	2.65%	155,578	443	1.14%
Loans receivable (1)	740,155	8,129	4.39%	632,209	6,591	4.17%
Federal Reserve Bank and FHLB stock	6,365	141	8.86%	3,399	53	6.24%
Total interest-earning assets	1,108,056	$10,661	3.85%	1,014,535	$7,182	2.83%
Non-interest-earning assets	69,174			49,001
Total assets	$1,177,230			$1,063,536

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$188,856	$634	1.34%	$200,666	$197	0.39%
Savings deposits	64,201	14	0.09%	70,256	29	0.17%
Interest checking and other demand deposits	304,570	73	0.10%	301,744	21	0.03%
Certificate accounts	153,181	210	0.55%	197,581	123	0.25%
Total deposits	710,808	931	0.52%	770,247	370	0.19%
FHLB advances	80,742	533	2.64%	89,682	452	2.02%
Other borrowings	70,569	155	0.88%	61,680	14	0.09%
Total borrowings	151,311	688	1.82%	151,362	466	1.23%
Total interest-bearing liabilities	862,119	$1,619	0.75%	921,609	$836	0.36%
Non-interest-bearing liabilities	36,317			12,347
Stockholders’ equity	278,794			129,580
Total liabilities and stockholders’ equity	$1,177,230			$1,063,536

Net interest rate spread (2)		$9,042	3.10%		$6,346	2.47%
Net interest rate margin (3)			3.26%			2.50%
Ratio of interest-earning assets to interest-bearing liabilities			128.53%			110.08%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

	For the Year Ended December 31,
	2022			2021
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$147,482	$1,677	1.14%	$203,493	$302	0.15%
Securities	252,285	5,596	2.22%	121,623	1,396	1.15%
Loans receivable (1)	674,837	28,732	4.26%	537,872	22,831	4.24%
Federal Reserve Bank and FHLB stock	3,732	264	7.07%	3,862	223	5.77%
Total interest-earning assets	1,078,336	$36,269	3.36%	866,850	$24,752	2.86%
Non-interest-earning assets	65,212			51,386
Total assets	$1,143,549			$918,236

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$192,835	$1,288	0.67%	$159,157	$660	0.41%
Savings deposits	66,033	58	0.09%	67,660	204	0.30%
Interest checking and other demand deposits	291,114	220	0.08%	223,003	105	0.05%
Certificate accounts	182,050	538	0.30%	192,795	707	0.37%
Total deposits	732,032	2,104	0.29%	642,615	1,676	0.26%
FHLB advances	61,593	1,071	1.74%	100,471	1,968	1.96%
Junior subordinated debentures	-	-	-%	2,335	60	2.57%
Other borrowings	61,106	234	0.38%	46,836	45	0.10%
Total borrowings	122,699	1,305	1.06%	149,642	2,073	1.39%
Total interest-bearing liabilities	854,731	$3,409	0.40%	792,257	$3,749	0.47%
Non-interest-bearing liabilities	64,931			20,050
Stockholders’ equity	223,887			105,929
Total liabilities and stockholders’ equity	$1,143,549			$918,236

Net interest rate spread (2)		$32,860	2.96%		21,003	2.38%
Net interest rate margin (3)			3.05%			2.42%
Ratio of interest-earning assets to interest-bearing liabilities			126.16%			109.42%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Loan Loss Provision

For the fourth quarter of 2022 the Company recorded a loan loss provision of $404 thousand due to growth in the loan portfolio, compared to a loan loss recapture of $270 thousand for the fourth quarter of 2021.

For the year ended December 31, 2022, the Company recorded a loan loss provision of $996 thousand, compared to a loan loss provision of $176 thousand for the year ended December 31, 2021.  No loan charge-offs were recorded during the years ended December 31, 2022 or 2021.  The allowance for loan and lease losses (“ALLL”) increased to $4.4 million as of December 31, 2022, compared to $3.4 million as of December 31, 2021.  The Bank’s non-accrual loans declined during the fourth quarter of 2022 to $144 thousand, or 0.02% of total loans at that date, due to the payoff of one non-accrual loan with an unpaid principal balance of $452 thousand.

Non-interest Income

Non-interest income for the fourth quarter of 2022 totaled $288 thousand, comparable to $290 thousand for the fourth quarter of 2021.

For the year ended December 31, 2022, non-interest income totaled $1.2 million compared to $3.2 million for the same period in the prior year.  The decrease was primarily the result of a non-recurring benefit of $1.8 million from a special grant from the U.S. Treasury’s Community Development Financial Institutions Fund recognized during 2021.

Non-interest Expense

Total non-interest expense was $6.6 million for the fourth quarter of 2022, compared to $8.9 million for the fourth quarter of 2021.  The decrease in total non-interest expense was mainly due to decreases of $1.7 million in information services expenses and $527 thousand in compensation and benefit expenses.

For the year ended December 31, 2022, non-interest expense totaled $24.9 million, compared to $28.9 million for the year ended December 31, 2021.  The decrease of $4.0 million between the periods primarily resulted from decreases in compensation and benefits expenses of $1.7 million, information services expenses of $884 thousand, and professional services expenses of $943 thousand, due to the Merger-related costs included in the results for 2021, and to a lesser extent, decreases in supervisory/regulatory costs and occupancy expense.  These decreases were partially offset by an increase in expenses for office services and supplies.  The Company’s results for the year ended December 31, 2021 reflect the consolidated operations of CFB since the Merger on April 1, 2021.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the combined California and Washington D C income tax rate of 9.75% to taxable income.  The Company recorded income tax expense of $759 thousand for the fourth quarter of 2022 and an income tax benefit of $640 thousand for the fourth quarter of 2021.  The effective tax rate was 33.2% for the three-month period ended December 31, 2022, and 31.3% for the comparable period in 2021.

For the year ended December 31, 2022, income tax expense was $2.4 million, compared to an income tax benefit of $937 thousand for the year ended December 31, 2021.  The increase in tax expense during 2022 resulted from an increase in pretax income of $13.0 million over the year ended 2021, consisting of $8.1 million in pre-tax income for the year ended December 31, 2022, and a pre-tax loss of $4.9 million for the year ended December 31, 2021, which reflected Merger-related costs.  The effective tax rate was 29.7% during the year ended 2022, whereas the effective tax rate for the year ended December 31, 2021 was 19.2%.  The tax benefit for the year 2021 was offset by a valuation allowance of $370 thousand.  The valuation allowance was necessary because shares of common stock that the Company issued in private placements in the second quarter of 2021 triggered a limitation on the use of the Company’s net operating loss carryforwards.

Balance Sheet Summary

Total assets increased by $90.8 million at December 31, 2022, compared to December 31, 2021, primarily due to growth in investment securities available-for-sale of $172.4 million and growth in net loans of $119.5 million, partially offset by a decrease of $215.4 million in cash and cash equivalents.  The increases in total assets, which resulted from the proceeds from the sale of $150.0 million of Series C Preferred Stock and additional borrowings of $53.9 million, were partially offset by deposit outflows of $101.1 million, and fair value adjustments on the investment securities portfolio of $16.9 million, net of taxes.  The decrease in deposits was primarily due to customers removing funds as they found other financial institutions paying higher interest rates on deposits.

Loans held for investment, net of the allowance for loan losses, increased by $119.5 million to $768.0 million at December 31, 2022, compared to $648.5 million at December 31, 2021.  The increase was primarily due to loan originations of $141.6 million in multi-family loans, $75.3 million in commercial real estate loans, $29.6 million in construction loans, and $26.9 million in other commercial loans, offset in part by loan payoffs and repayments of $153.9 million.

Deposits decreased by $101.1 million to $686.9 million at December 31, 2022 from $788.1 million at December 31, 2021, which consisted of decreases of $66.5 million in liquid deposits (demand, interest checking and money market accounts), decreases of $62.4 million in Certificate of Deposit Registry Service ("CDARS") deposits (CDARS deposits are similar to Insured Cash Sweep ("ICS") deposits, but involve certificates of deposit, instead of money market accounts), decreases of $8.4 million in savings deposits, and $4.5 million in other certificates of deposit accounts, partially offset by an increase of $40.6 million in ICS deposits (ICS deposits are the Bank’s money market accounts deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks).  The decrease in deposits was primarily caused by the withdrawal of deposits by one long term customer that needed funds for its own business needs at the end of the year.  Also, some other depositors left the Bank for higher interest rates available elsewhere, even after management made reasonable attempts to be responsive to the higher interest rate environment.

Total borrowings increased by $53.9 million to $205.8 million at December 31, 2022, from $151.9 million at December 31, 2021, primarily due to $95.5 million in advances from the FHLB of Atlanta, offset by repayments of $53.0 million  of advances from the FHLB of San Francisco and $140 thousand of advances from the FHLB of Atlanta.  There was also an increase of $11.5 million in securities sold under agreements to repurchase.

Stockholders’ equity was $279.5 million, or 23.60% of the Company’s total assets, at December 31, 2022, compared to $141.0 million, or 12.89% of the Company’s total assets, at December 31, 2021.  The increase in total stockholders’ equity is primarily due to the closing of the private placement of the Series C Preferred Stock, which increased stockholders’ equity by $150.0 million during the second quarter of 2022.  This increase was partially offset by an increase in accumulated other comprehensive loss of $16.9 million since the end of 2021 due to a decline in the fair value of investment securities available-for-sale, net of taxes.  These decreases in the fair values of available-for-sale investment securities during 2022 were the result of increases in market interest rates, which caused the fair value of the Company’s fixed rate investments to decrease.  Based on management’s analysis, we believe that the declines in fair value were not the result of a change in the creditworthiness of any of the issuers of those securities.  The Bank’s securities portfolio primarily consists of U.S. Treasury notes and agency securities.

Subsequent to the closing of the private placement of the Series C Preferred Stock, the Company contributed $75.0 million of the proceeds to the Bank, which provided enhanced lending capacity for the Bank’s best clients and concurrently reduced the Bank’s multi-family and commercial real estate loan concentration levels.  As a result of the contribution of capital, the Bank’s Community Bank Leverage Ratio increased to 15.75% at December 31, 2022, compared to 9.32% at December 31, 2021.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets for various reasons including the military conflict between Russia and Ukraine; changes in interest rates; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2022	December 31, 2021
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$16,105	$231,520
Securities available-for-sale, at fair value	328,749	156,396
Loans receivable held for investment	772,434	651,904
Allowance for loan losses	(4,388)	(3,391)
Loans receivable held for investment, net of allowance	768,046	648,513
Total assets	1,184,293	1,093,505
Deposits	686,916	788,052
Securities sold under agreements to repurchase	63,471	51,960
FHLB advances	128,344	85,952
Notes payable	14,000	14,000
Total stockholders' equity	279,482	141,000

Book value per share	$1.76	$1.92
Equity to total assets	23.60%	12.89%

Asset Quality Ratios:
Non-accrual loans to total loans	0.02%	0.10%
Non-performing assets to total assets	0.01%	0.06%
Allowance for loan losses to total gross loans	0.57%	0.52%
Allowance for loan losses to non-performing loans	3047.22%	495.80%

Non-Performing Assets:
Non-accrual loans	$144	$684
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$144	$684

Delinquent loans (including less than 30 days delinquent)	$8,253	$2,423

	Three Months Ended December 31,				Twelve Months Ended December 31,
Selected Operating Data and Ratios:	2022		2021		2022		2021
Interest income	$10,661		$7,182		$36,269		$24,752
Interest expense	1,619		836		3,409		3,749
Net interest income	9,042		6,346		32,860		21,003
Loan loss provision (benefit)	404		(270)		996		176
Net interest income after loan loss provision	8,638		6,616		31,864		20,827
Non-interest income	288		290		1,195		3,214
Non-interest expense	(6,643)		(8,947)		(24,940)		(28,927)
Income (loss) before income taxes	2,283		(2,041)		8,119		(4,886)
Income tax expense (benefit)	759		(640)		2,413		(937)
Net income (loss)	$1,524		$(1,401)		$5,706		$(3,949)
Net income - non-controlling interest	19		44		70		101
Net income (loss) Broadway Financial Corporation	$1,505		$(1,445)		$5,636		$(4,050)

Earnings (loss) per common share-diluted	$0.02		$(0.02)		$0.08		$(0.07)

Loan originations (1)	$67,926		$69,678		$273,419		$266,987

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%
Return on average assets	0.52%	(2)	-0.54%	(2)	0.50%	(2)	-0.44%
Return on average equity	2.19%	(2)	-4.46%	(2)	2.55%	(2)	-3.82%
Net interest margin	3.26%	(2)	2.50%	(2)	3.05%	(2)	2.42%

(1)	Does not include net deferred origination costs.
(2)	Annualized